                                                                    Exhibit 12.1


                                                            CREDIT SUISSE FIRST BOSTON (USA), INC.
                                                STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (In millions, except for ratio)

                                                                     For the Years Ended
                                                 -------------------------------------------------------------
                                                    1997        1998         1999         2000          2001

Earnings:
          Income (loss) before provision for
              income taxes                       $    661     $    601     $    954     $ (1,522)     $   (215)

Add: Fixed  Charges
          Interest expense (gross)                  4,012        4,501        4,840        8,162        10,339

               Interest factor in rents                29           39           53           76           231
                                                 --------     --------     --------     --------      --------
               Total fixed charges                  4,042        4,540        4,892        8,238        10,570


Earnings before fixed charges,
   and provision for income taxes                $  4,703     $  5,140     $  5,846     $  6,716      $ 10,355
                                                 ========     ========     ========     ========      ========

Ratio of earnings to fixed charges                   1.16         1.13         1.19         0.82          0.98(1)
                                                 ========     ========     ========     ========      ========


(1) The dollar amount of the deficiency in the ratio of earnings to fixed charges was $1.5 million for the year ended December 31, 2000.

(2) The dollar amount of the deficiency in the ratio of earnings to fixed charges was $0.2 million for the year ended December 31, 2001.